Exhibit 99.1
THERMOGENESIS CORP. REPORTS FOURTH QUARTER
AND FISCAL YEAR 2007 RESULTS
COMPANY PROVIDES UPDATE
ON CORPORATE STRATEGY
RANCHO CORDOVA, CA (September 12, 2007)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for stem cell therapy, today reported results for the fourth quarter and all of fiscal 2007.
Revenues for the quarter ended June 30, 2007 were $3,520,000 compared with revenues of $3,557,000 for the fourth quarter of fiscal 2006. Revenues related to the Company’s stem cell therapy activities were $2,443,000 versus $2,708,000 in the same period a year ago. Revenues from the sale of BioArchive and AutoXpress Platform(TM) (AXP) disposables for the fourth quarter of fiscal 2007 were $1,246,000 versus $680,000 in the same period a year ago. The Company sold three BioArchive(R) Systems in the quarter versus seven in the fourth quarter a year ago.
The Company reported a net loss of $2,613,000, or $0.05 per share, in the fourth quarter of fiscal 2007, compared with a net loss of $1,482,000, or $0.03 per share, in the same period a year ago.
For all of fiscal 2007, revenues were $16,751,000, within the range provided by the Company in its press release on July 30, 2007. Revenues for fiscal 2007 increased 39 percent over revenues of $12,048,000 in fiscal 2006. The Company reported a net loss of $6,776,000, or $0.12 per share, compared with a net loss of $6,142,000, or $0.12 per share, in fiscal 2006. Weighted shares outstanding at June 30, 2007 increased to 55.2 million shares compared with 49.6 million at June 30, 2006, primarily the result of an equity offering of 8.8 million shares completed in March, 2006.
“ThermoGenesis had a solid year, recording a 39 percent increase in revenues, achieving key clinical milestones and implementing important partnership programs,” noted William Osgood, who was named Chief Executive Officer on July 30, 2007.
“As we indicated in our announcement on July 30, 2007, fourth quarter revenues were impacted by quality issues related to AXP disposables and lower than expected sales of our BioArchive System through our distributor GE Healthcare (GEHC). However, we maintain a very solid backlog of AXP disposables and BioArchive orders totaling $4.8 million as of today and believe we are acutely focused on addressing AXP manufacturing issues with our current provider, and bringing on-line our second source manufacturer Nipro Corporation. I am also delighted that the backlog for AXP disposables has increased significantly during the current quarter. In addition, we are working closely with GEHC to get our BioArchive sales effort back on track and we are cautiously optimistic that this quarter’s BioArchive sales will exceed those of the prior quarter,” he added.
Osgood said that since assuming the CEO position, he has been conducting a strategic review of the Company and implementing initiatives that will generate revenue growth and move the Company to profitability.
“ThermoGenesis possesses a number of important assets, including excellent technology, a solid market presence in the cord blood arena, strong clinical relationships and meaningful financial resources to support our initiatives. Because of factors such as increased government funding, growing appreciation for the benefits of cord blood stem cells and favorable clinical outcomes, it has become clear to me that the best approach to maximize the value of these attributes is the development of innovative products and services that address the use of adult stems cells for the treatment of disease and injury,” he said.
“As a result,” he continued, “going forward we will focus on growing our share of the cord blood market, positioning the Company to have a leadership role in the rapidly-growing stem cell market, and exploring new market opportunities in cell therapy and regenerative medicine to generate incremental revenues.”
Osgood said the key elements of this strategy include:
•	Resolving the GEHC issues that have impacted BioArchive sales.

•	Ramping AXP disposable production and generating increased activity among both existing and new customers.

•	Developing the modular BioArchive.

•	Creating awareness of our stem cell brand and associated products outside the cord blood markets

•	Ensuring use of our AXP products in adult stem cell, animal studies and human clinical trials.

•	Identifying new ways of generating value for our surgical wound technologies.

•	Successful disposition of our legacy ThermoLine offering.

•	Continuing to evolve our management team and adding new members to the board of directors in the near future.
Guidance for Fiscal 2008
The Company expects sequential revenue improvement throughout fiscal 2008 with accelerated growth in the later half of the fiscal year. Management intends to provide more specific revenue guidance in its first quarter fiscal 2008 earnings report.
Conference Call/Webcast
The Company will hold a conference call today, September 12, 2007, at 7:30 a.m., Pacific Daylight Time (10:30 a.m., Eastern Daylight Time) to review financial results and key operating developments. Please dial in 10 minutes prior to the beginning of the call. The call can be accessed by dialing 1-800-860-2442 within the U.S. or 412-858-4600 outside the U.S. and referencing conference, “ThermoGenesis”. The call will also be available via the Internet at http://www.thermogenesis.com/investor_relations/index.asp. A replay of the conference call will be available approximately two hours after its completion for the following five business days. It can be accessed by dialing 877-344-7529 within the U.S. or 412-317-0088 outside the U.S. and entering the following account number when prompted ‘385107’.
About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:
•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.
•	AXP(TM) AutoXpress Platform (AXP™) is a proprietary, semi-automated device and companion sterile blood processing disposable for harvesting stem cells from cord blood in a functionally closed system. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress Platform.
•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. We received FDA clearance to market the CryoSeal FS System in liver resection surgeries in July 2007. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.
This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities
Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’
products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.
ThermoGenesis Corp.
Web site: http://www.thermoGenesis.com
Contact: Matthew Plavan, CFO
+1-916-858-5100

THERMOGENESIS CORP.
Condensed Balance Sheets
Unaudited

	June 30,	June 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$5,730,000	$3,527,000
Short-term investments	27,649,000	35,472,000
Accounts receivable, net	3,226,000	3,773,000
Inventories, net	5,046,000	2,792,000
Other current assets	415,000	462,000

Total current assets	42,066,000	46,026,000

Equipment, net	1,602,000	1,489,000

Other assets	122,000	88,000

	$43,790,000	$47,603,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,074,000	$1,931,000
Other current liabilities	2,233,000	1,753,000

Total current liabilities	4,307,000	3,684,000

Long-term liabilities	1,671,000	1,947,000

Stockholders’ equity	37,812,000	41,972,000

	$43,790,000	$47,603,000

ThermoGenesis Corp.
Condensed Statements of Operations
Unaudited

	Three Months Ended		Years Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenues	$3,520,000	$3,557,000	$16,751,000	$12,048,000

Cost of revenues	2,596,000	2,239,000	11,554,000	7,705,000

Gross profit	924,000	1,318,000	5,197,000	4,343,000

Expenses:

Selling, general and administrative	2,817,000	2,055,000	9,630,000	7,156,000

Research and development	1,139,000	1,202,000	4,108,000	4,157,000

Total operating expenses	3,956,000	3,257,000	13,738,000	11,313,000

Interest and other income, net	419,000	457,000	1,765,000	828,000

Net loss	$(2,613,000)	$(1,482,000)	$(6,776,000)	$(6,142,000)

Basic and diluted net loss per common share	$(0.05)	$(0.03)	$(0.12)	$(0.12)

Shares used in computing per share data	55,369,291	54,867,737	55,169,977	49,583,823